Exhibit 99.1

Enochian BioSciences Achieves Full Compliance with NASDAQ Filing Requirements

LOS ANGELES, March 13, 2023 (GLOBE NEWSWIRE) -- (NASDAQ: ENOB). Enochian BioSciences Inc. (the Company) announced that it has achieved full compliance with NASDAQ filing requirements. The Annual Report on Form 10-K was filed on February 27, 2023, followed by the Quarterly Reports on Forms 10-Q for the quarters ending September 30, 2022 and December 31, 2022 on March 7th and March 9th, 2023, respectively.

“I am very pleased that the Company is once again compliant with the NASDAQ listing requirements. We have turned another page towards a promising future,” said Gregg Alton, former long-time General Counsel and Chief Compliance Officer and, later, Interim CEO of Gilead Sciences, and Lead Independent Board Member of Enochian BioSciences.

Dr. Mark Dybul, CEO of the Company, said, “Returning to full compliance is a significant accomplishment. Despite challenges, the science remains strong and encouraging. I look forward to the Company advancing its novel technology to possibly treat several solid tumors with relatively poor life expectancy from pre-clinical to clinical phase potentially by early 2024.”

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to the success or efficacy of our pipeline. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “plans,” “expects,” “aims,” “intends,” “potential,” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various uncertainties, including as set forth in Enochian BioSciences’ most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Enochian BioSciences Inc. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Source: Enochian Biosciences Inc.